EXHIBIT 10(A)

                         Independent Auditors' Consent



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-114976 of Ameritas Variable Life Insurance Company Separate Account VA-2 of our reports dated February 24, 2004, on the financial statements of Ameritas Variable Life Insurance Company and the financial statements of the subaccounts of Ameritas Variable Life Insurance Company Separate Account VA-2, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Services" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP


Lincoln, Nebraska
June 8, 2004